The transition to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 12, 2023

To Whom It May Concern

Company name：	The Bank of Kyoto, Ltd.
Representative： Securities code：	Nobuhiro Doi, President 8369, TSE Prime
Contact：	Etsuji Motomasa, Executive Officer, General Manager, Corporate Planning Division
(TEL：+81-75-361-2211)

Notice Regarding Transition to a Holding Company Structure Through a Sole-Share Transfer

The Bank of Kyoto, Ltd. (President: Nobuhiro Doi; the “Bank”) resolved at its Board of Directors meeting held on October 31, 2022 to start considering the transition to a holding company structure, and released the “Notice Regarding Start of Consideration of Transition to a Holding Company Structure” on the same date. The Bank hereby announces as follows its resolution passed at the Board of Directors meeting held today that, subject to the approval of the Ordinary General Meeting of Shareholders scheduled on June 29, 2023 and the necessary approval, etc. from the relevant authorities, the Bank will incorporate a holding company (wholly owning parent company), “Kyoto Financial Group, Inc.” (the “Holding Company”), through a sole-share transfer (the “Share Transfer”) by the Bank, and transition to a holding company structure effective as of October 2, 2023 (scheduled).

Since the Share Transfer is a sole-share transfer by the Bank, certain disclosure items and details have been omitted from this disclosure.

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1. Purpose of transition to a holding company structure through a sole-share transfer

Guided by the management principle “Serving the Prosperity of the Community,” the Bank’s fundamental mission is to contribute to the greater prosperity of the local communities and the development of local industries. To that end, we have worked to revitalize the region and solve problems through the provision of high-quality financial services and solutions.

Meanwhile, in addition to social issues such as population decline, the challenges faced by local communities and customers are becoming more diverse and complex, with new social issues such as responding to DX and the realization of carbon neutrality. As such, the role that the Bank group should play to contribute to the revitalization of local communities and continue to grow together with them is also changing significantly.

In light of the above, the Bank has decided to transition to a holding company structure with the aim of “expansion of our solution functions and new business areas,” “reformation of the mindset and behavior of executives and employees, and promotion of independence and cooperation of each group company,” and “enhancement of governance and improvement of the speed of business execution,” in order to become a corporate group that can solve issues faced by local communities and customers by actively expanding non-financial functions, in addition to deepening financial functions.

In order to achieve the long-term goal of becoming a “comprehensive solutions provider that drives community growth and creates the future together” as defined in the New/First Medium-Term Management Plan “New Stage 2023,”  which started in April this year, we will establish a sustainable business model that can respond quickly and flexibly to changes in the environment, thereby enhancing corporate value for all stakeholders (customers, local communities, shareholders, and employees).

In addition, the Holding Company will be a company with an audit and supervisory committee  so that it can provide highly effective supervision of management and also enable prompt decision-making, thereby enhancing the level of group governance from both offensive and defensive perspectives.

As a result of the Share Transfer, the Bank will become a wholly owned subsidiary of the Holding Company and its shares will be delisted. However, the Bank plans to apply to list the shares of the Holding Company, which will be issued to shareholders as consideration for the Bank’s shares, on the Prime Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”). The listing date will be subject to review by the Tokyo Stock Exchange, but is scheduled for October 2, 2023, the date of registration of the incorporation of the Holding Company (effective date of the Share Transfer), and the Bank intends to essentially maintain the listing of its shares.

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2. Procedures for transition to a holding company structure

The Bank plans to implement the transition to a holding company structure in the following manner.

[Step 1: Incorporation of the Holding Company through a sole-share transfer]

The Bank will become a wholly owned subsidiary of the Holding Company by incorporating the Holding Company through the Share Transfer effective as of October 2, 2023.

(Note) The specialized investment company is scheduled to be established in September 2023.

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[Step 2: Reorganization of the group’s operating companies]

After the incorporation of the Holding Company, from the perspective of further strengthening intra-group collaboration and synergies, we plan to reorganize seven (7) of our consolidated subsidiaries, Karasuma Shoji Co., Ltd., Kyoto Credit Service Co., Ltd., Kyogin Card Service Co., Ltd., Kyogin Lease & Capital Co., Ltd., Kyoto Research Institute, Inc., Kyogin Securities Co., Ltd., and (provisional) specialized investment company as direct investment subsidiaries of the Holding Company, using methods such as dividend in kind of all shares held by the Bank to the Holding Company.

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3.  Summary of the Share Transfer

(1) Schedule of the Share Transfer

Record date for the Ordinary General Meeting of Shareholders:	Friday, March 31, 2023
Board of Directors meeting for the approval of the share transfer plan:	Friday, May 12, 2023
Ordinary General Meeting of Shareholders for the approval the share transfer plan:	Thursday, June 29, 2023 (scheduled)
Delisting date of the Bank’s shares:	Thursday, September 28, 2023 (scheduled)
Registration date of the incorporation of the Holding Company (effective date):	Monday, October 2, 2023 (scheduled)
Stock listing date of the Holding Company:	Monday, October 2, 2023 (scheduled)

However, the schedule may be changed if necessary for the progress of the procedures for the Share Transfer or for any other reason.

(2) Method of the Share Transfer

This is a sole-share transfer in which the Holding Company will be the wholly owning parent company incorporated through share transfer and the Bank will be the wholly owned subsidiary in share transfer.

(3) Allotment of shares in connection with the Share Transfer

Company	Kyoto Financial Group, Inc. (Wholly owning parent company incorporated through share transfer)	The Bank of Kyoto, Ltd. (Wholly owned subsidiary in share transfer)
Share transfer ratio	1	1

(i) Share transfer ratio

One common share of the Holding Company will be allocated for each common share of the Bank held by the shareholders of the Bank as of the time immediately preceding the time when the Holding Company acquires all of the issued shares of the Bank upon the Share Transfer (the “Record Time”).

(ii) Number of shares per unit

The Holding Company will adopt the unit share system, whereby each share unit will consist of 100 shares.

(iii) Basis of transfer ratio calculation

Since the Share Transfer will incorporate a holding company, which is a wholly owning parent company, through a sole-share transfer of the Bank, and there will be no change in the composition of shareholders of the Bank and the Holding Company at the time of the Share Transfer, the Bank will allot and issue one common share of the Holding Company for each common share of the Bank held by the shareholders, with the primary objective of not causing any disadvantages to shareholders.

Therefore, the share transfer ratio has not been calculated by a third-party body.

(iv) Number of new shares to be issued upon the Share Transfer (scheduled)

Common shares of 75,840,688 shares are scheduled.

However, if the total number of issued shares of the Bank changes prior to the Share Transfer taking effect, the above number of shares to be issued by the Holding Company will change. For each own share held by the Bank as of the Record Time, an equal number of common shares of the Holding Company will be allocated and issued. As a result, the Bank will temporarily hold the common shares of the Holding Company, which will be disposed of promptly in accordance with applicable laws and regulations.

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(4) Matters concerning share acquisition rights and bonds with share acquisition rights in connection with the Share Transfer

With respect to the share acquisition rights issued by the Bank, equivalent share acquisition rights of the Holding Company will be issued and allocated to the holders of the Bank’s share acquisition rights in lieu of the Bank’s share acquisition rights held by them. The Bank has not issued any bonds with share acquisition rights.

(5) Treatment of new listing of the Holding Company

The Bank plans to apply for new listing (technical listing) on the Prime Market of the Tokyo Stock Exchange for shares of the Holding Company to be newly incorporated, with a scheduled listing date of October 2, 2023. Since the Bank will become a wholly owned subsidiary of the Holding Company through the Share Transfer, the Bank plans to delist from the Prime Market of the Tokyo Stock Exchange on September 28, 2023, prior to the listing of the Holding Company.

The delisting date is determined in accordance with the rules of the Tokyo Stock Exchange and may be subject to change.

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4. Outline of the parties to the Share Transfer

(As of March 31, 2023)

(1)	Name			The Bank of Kyoto, Ltd.
(2)	Location			700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto, Japan
(3)	Title and name of representative			Nobuhiro Doi, President
(4)	Business description			Banking
(5)	Capital			42,103 million yen
(6)	Date of establishment			October 1, 1941
(7)	Number of issued shares			75,840,688 shares
(8)	Accounting period			March 31
(9)	Major shareholders and shareholding ratio	The Master Trust Bank of Japan, Ltd. (trust account)		10.99%
	NORTHERN TRUST CO. (AVFC) RE SILCHESTER INTERNATIONAL INVESTORS INTERNATIONAL VALUE EQUITY TRUST (Standing proxy: The Hongkong and Shanghai Banking Corporation Limited, Tokyo Branch, Custody Service)			3.81%
	Custody Bank of Japan, Ltd. (trust account)			3.75%
	Nippon Life Insurance Company			3.67%
	Tokio Marine & Nichido Fire Insurance Co., Ltd.			3.41%
	Meiji Yasuda Life Insurance Company			3.36%
	THE BANK OF NEW YORK MELLON 140051 (Standing proxy: Mizuho Bank, Ltd., Settlement Business Department)			2.38%
	KYOCERA Corporation			2.14%
	The Master Trust Bank of Japan, Ltd. (Retirement Benefit Trust — OMRON Corporation account)			2.05%
	SUMITOMO LIFE INSURANCE COMPANY			1.77%
(10)	Management performance and financial position for the past three years (Unit: Millions of yen)
	Accounting period	Year ended March 31, 2021	Year ended March 31, 2022	Year ended March 31, 2023
	Consolidated net assets	1,168,153	1,090,316	992,377
	Consolidated total assets	12,273,908	12,210,967	11,037,611
	Consolidated net assets per share (yen)	15,413.67	14,465.91	13,307.69
	Consolidated ordinary income	108,156	127,422	124,333
	Consolidated ordinary profit	23,765	29,176	38,177
	Profit attributable to owners of parent	16,860	20,621	27,213
	Consolidated earnings per share (yen)	223.03	272.82	362.81
	Dividend per share (yen)	60.00	100.00	140.00

(Note)	The dividend of ¥100 per share for the fiscal year ended March 31, 2022 includes a commemorative dividend of ¥5 per share for the 80th anniversary of the Bank’s founding.

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5. Outline of the Holding Company to be newly incorporated through the Share Transfer (scheduled)

(1)	Name	Kyoto Financial Group, Inc.
(2)	Location	700, Yakushimae-cho, Karasuma-dori, Matsubara-Agaru, Shimogyo-ku, Kyoto, Japan
(3)	Representatives and officers to be appointed	President (Representative Director)	Nobuhiro Doi	(Currently President of the Bank of Kyoto)
		Director (Representative Director)	Hiroyuki Hata	(Currently Managing Director of the Bank of Kyoto)
		Director	Mikiya Yasui	(Currently Managing Director of the Bank of Kyoto)
		Director	Minako Okuno	(Currently Director of the Bank of Kyoto)
		Director	Kanji Habuchi	(Currently Executive Officer of the Bank of Kyoto)
		Director	Etsuji Motomasa	(Currently Executive Officer of the Bank of Kyoto)
		Director (Audit and Supervisory Committee Member)	Toshiro Iwahashi	(Currently Senior Managing Director of the Bank of Kyoto)
		Director (Audit and Supervisory Committee Member)	Chiho Oyabu	(Currently Outside Director of the Bank of Kyoto)
		Director (Audit and Supervisory Committee Member)	Eiji Ueki	(Currently Outside Director of the Bank of Kyoto)
		Director (Audit and Supervisory Committee Member)	Hiroyuki Nakatsukasa	(Currently Outside Audit ＆ Supervisory Board Member of the Bank of Kyoto)
		Director (Audit and Supervisory Committee Member)	Motoko Tanaka	(Currently Outside Audit ＆ Supervisory Board Member of the Bank of Kyoto)
(Note) Of the Directors (Audit and Supervisory Committee Members), Chiho Oyabu, Eiji Ueki, Hiroyuki Nakatsukasa and Motoko Tanaka are Outside Directors as defined in Article 2, Item 15 of the Companies Act.
(4)	Business description

(i)     Management and administration of banks and companies that may be made subsidiaries under the Banking Act

(ii)    All operations incidental and related to the operations listed in the preceding item

(iii)    Operations other than those listed in the preceding two items that may be conducted by a bank holding company under the Banking Act

(5)	Capital	40,000 million yen
(6)	Accounting period	March 31

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6. Outline of accounting treatment by share transfer

Since the Share Transfer falls under the category of “transactions under common control” for corporate accounting purposes, there is no impact on profit and loss.

7. Future outlook

Upon the Share Transfer, the Bank will become a wholly owned subsidiary of the Holding Company. As a result, the Bank’s business performance will be reflected in the consolidated business performance of the Holding Company, which is the wholly owning parent company. The impact of the Share Transfer on the business performance is expected to be negligible.

End

(Reference) Consolidated business performance forecast for the current fiscal year (announced on May 12, 2023) and consolidated business performance for the previous fiscal year

(Unit: Millions of yen)

	Ordinary income	Ordinary profit	Profit attributable to owners of parent	Earnings per share (Unit: Yen)
Business performance forecast for the current fiscal year (Year ending March 31, 2024)	123,100	39,400	28,000	376.62
Actual business performance for the previous fiscal year (Year ended March 31, 2023)	124,333	38,177	27,213	362.81

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